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                      ARTHUR ANDERSEN LLP

                                                          Exhibit (15)








To Consumers Energy Corporation:

We are aware that Consumers Energy Corporation has incorporated by reference in its Registration Statements No. 333-32847 and No. 333-32847-01 its Form 10-Q for the quarter ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                                     Arthur Andersen LLP



Detroit, Michigan,
   August 11, 1997.

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